Exhibit 99.B(d)(34)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Fiera Capital Inc.

Dated as of December 6, 2016, as amended March 28, 2017 and June 26, 2018

Pursuant to Paragraph 4 of the Agreement, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Large Cap Fund, Large Cap Growth Fund and Tax-Managed Large Cap Fund

The fee schedule below will be applied to the sum of the average daily value of the Assets of the SEI Institutional Managed Trust Large Cap Fund, Large Cap Growth Fund and Tax-Managed Large Cap Fund and the average daily value of the assets of any other SEI mutual fund or account to which Sub-Adviser may now or in the future provide investment advisory/sub-advisory services pursuant to a Large Cap mandate (each a “Large Cap Fund”, collectively the “Large Cap Funds”). The pro rata portion of the total fee (as determined pursuant to this paragraph) attributable to each Large Cap Fund will be based on the relative values of the average daily Assets of the Large Cap Funds managed by Sub-Adviser (as set forth below):

[REDACTED]

As of the effective date of this Schedule B the Large Cap Funds are as follows:

•        SEI Institutional Investments Trust World Select Equity Fund;

•        SEI Institutional Investments Trust Large Cap Fund;

•        SEI Institutional Managed Trust Large Cap Fund;

•        SEI Institutional Managed Trust Large Cap Growth Fund;

•        SEI Institutional Managed Trust Tax-Managed Large Cap Fund;

•        (SET Canada) U.S. Large Company Equity Fund;

•        SGMF Global Equity Fund;

•        SGIF Global Select Equity Fund; and

•        SGMF the SEI U.S. Large Companies Fund.

Agreed and Accepted:

SEI Investments Management Corporation	Fiera Capital Inc.

By:	By:
/s/ William T. Lawrence	/s/ Stephen A. McShea

Name:	Name:
William T. Lawrence	Stephen A. McShea

Title:	Title:
Vice President	General Counsel